UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On March 11, Steel Partners Holdings L.P. (the “Company”) filed a Current Report on Form 8-K (the “8-K”) disclosing that, as previously reported, on January 22, 2015, Cedar 2015 Limited (“BidCo”), a wholly owned UK subsidiary of CoSine Communications, Inc. (“CoSine”), a holding company, issued an announcement under Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers announcing an offer (the “Offer”) to acquire all of the issued and to be issued shares in API Group plc (“API”), other than shares owned by the Company and its subsidiaries, and that on March 5, 2015, BidCo completed the acquisition of approximately 30,054,844 shares of API pursuant to the Offer resulting in BidCo owning approximately 71.5% of the outstanding shares of API. As of the close of the Offer on March 19, 2015, CoSine’s own holdings of shares of API, when combined with tendered API shares, exceeded a total of over 97% of the entire existing issued share capital in API. As CoSine received acceptances of the Offer in excess of 90% of the API shares to which the Offer related, including the respective voting rights thereof, CoSine has commenced the process to exercise its rights in accordance with applicable UK law to acquire compulsorily any remaining API shares to which the Offer relates on the same terms as the Offer. CoSine expects this compulsory acquisition process to be completed shortly.

In the 8-K, the Company stated that it believed that the acquisition of additional shares of API pursuant to the Offer may be significant depending on the Company’s receipt of financial results for API, converted to US GAAP, and that receipt of such converted financial results were necessary to enable the Company to make a definitive determination.

The Company has now received such converted financial statements, and has now determined that the acquisition of such additional shares of API was not significant.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 19, 2015	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

/s/ James F. McCabe, Jr.
James F. McCabe, Jr.
Chief Financial Officer